Exhibit e.2

KOPP FUNDS, INC.

AMENDMENT TO THE AMENDED AND RESTATED DISTRIBUTION AGREEMENT

          THIS AMENDMENT dated as of August 13, 2001 to the Amended and Restated Distribution Agreement, dated as of December 31, 1998, by and between Kopp Funds, Inc. and Centennial Lakes Capital, Inc., each a Minnesota corporation shall be as follows:

          The following paragraph shall be added in its entirety as follows:

          3(j). Proprietary and Confidential Information

The Distributor agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Corporation all records and other information relative to the Corporation and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Corporation.

Further, the Distributor will adhere to the privacy policies adopted by the Corporation pursuant to Title V of the Gramm-Leach-Bliley Act (the "Act") as may be modified from time to time. Notwithstanding the foregoing, the Distributor will not share any nonpublic personal information concerning any of the Corporation's shareholders with any third party unless specifically directed by the Corporation or allowed under one of the exceptions noted under the Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

The Corporation:	TheDistributor:
KOPP FUNDS, INC.	CENTENNIAL LAKES CAPITAL, INC.

By: /s/ LeRoy C. Kopp	By: /s/ John Flakne

Attest: /s/ K. S. Tillotson	Attest: /s/ K. S. Tillotson

MW569075_1.DOC